Exhibit 99.1

IO Biotech Announces 2022 Fourth-Quarter and Year-End Results

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Enrollment in the company’s Phase 3 pivotal trial (IOB-013/KN-D18) in advanced melanoma accelerated in the second half of 2022; the company expects to enroll 75% of patients by mid-2023 and fully enroll the trial by the end of 2023.

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The Phase 3 trial protocol calls for an interim analysis of overall response rate one year after 75% of patients have been randomized; this interim analysis could allow for submission of a Biologics License Application for an accelerated approval in the United States.

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The company continues to enroll patients in its Phase 2 basket study (IOB-022/KN-D38) evaluating IO102-IO103 in combination with pembrolizumab in patients with non-small cell lung cancer, head and neck cancer, or bladder cancer. The company anticipates reporting additional data from this study over the course of 2023.

•	The company ended 2022 with approximately $142.6 million in cash and equivalents, which provides runway through the third quarter 2024.

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The company has agreed to support a new investigator-initiated trial (IIT) evaluating the IO102-IO103 and nivolumab-relatlimab fixed dose combination in treatment-naïve patients with unresectable Stage III/IV melanoma with a leading cancer care center in the United States.

New York, NY – March 14, 2023: IO Biotech (Nasdaq: IOBT), a clinical-stage biopharmaceutical company developing novel, immune-modulating cancer vaccines based on its T-win® technology platform, today announced financial results for the fourth quarter and year-ended December 31, 2022. The company continues to advance its lead cancer vaccine candidate, IO102-IO103, with two company-sponsored clinical studies currently recruiting, as well as five investigator-initiated trials contracted with leading cancer institutions in the United States and Europe.

“We continue to build on the progress made in 2022, advancing development of IO102-IO103, our novel, investigational immune-modulating cancer vaccine, across multiple programs,” said Mai-Britt Zocca, Ph.D., President and CEO of IO Biotech. “In our global Phase 3 pivotal trial for patients with advanced melanoma, the positive enrollment trends we observed at the end of last year have continued, putting us on track to reach 75% enrollment in this trial by mid-2023. The study protocol calls for an interim analysis of overall response rate one year after 75% of patients have been randomized. If these data are supportive, we could then prepare and submit a Biologics License Application for accelerated approval in the US.

Dr. Zocca continued, “For the balance of 2023, we remain keenly focused on executing on the development of IO102-IO103 through both our own clinical trials as well as the five investigator-initiated trials currently underway in the United States and Europe. I am very excited that we are working with Memorial Sloan Kettering Cancer Center on a trial that may provide additional data to help position IO102-IO103 as the potential backbone of combination therapy for patients with melanoma. Our balance sheet is strong and we expect our cash runway to be sufficient to carry us through the third quarter of 2024.”

Highlights for Fourth Quarter 2022 and Recent Weeks

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The independent data monitoring committee for the company’s Phase 3 trial (IOB-013/KN-D18) evaluating IO102-IO103 in combination with pembrolizumab in first-line advanced melanoma patients convened its first meeting in December to review initial safety data from the trial and recommended that the trial continue without any modifications. The Phase 3 trial now has nearly 100 active sites globally and the company expects to enroll 75% of patients by mid-2023 and fully enroll the trial by the end of 2023. The Phase 3 trial protocol calls for an interim analysis of overall response rate one year after 75% of patients have been randomized; this interim analysis could allow for submission of a Biologics License Application for an accelerated approval in the US.

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Encouraging initial data was reported in January 2023 from 10 lung cancer patients in the company’s Phase 2 basket study (IOB-022/KN-D38) evaluating IO102-IO103 in combination with pembrolizumab in patients with non-small cell lung cancer, head and neck cancer, or bladder cancer; of the 10 patients, 9 were efficacy evaluable per protocol having received at least one full cycle of treatment. Among the 9 evaluable patients, 4 patients had a partial response while 4 had stable disease; one patient had progressive disease. The safety profile observed at the time of the interim readout is consistent with prior clinical experience with IO102-IO103. The study continues to recruit patients across the three indications and the company expects to have additional data from this study this year.

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The company recently agreed to support an investigator-initiated trial sponsored by Memorial Sloan Kettering Cancer Center evaluating the IO102-IO103 and nivolumab-relatlimab fixed dose combination in treatment-naive patients with unresectable Stage III/IV melanoma. The trial is expected to begin in the first half of 2023. The company is now supporting five investigator-initiated trials evaluating IO102-IO103 in combination regimens across a variety of cancer types.

•	The company expanded its executive team with the hiring of Amy Sullivan as Chief Financial Officer in October 2022 and Devin Smith as General Counsel in January 2023.

Fourth Quarter and Year End 2022 Financial Results

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Net loss for the year ended December 31, 2022, was $71.5 million, compared to $67.9 million for the year ended December 31, 2021. Net loss for the three months ended December 31, 2022 was $20.1 million, compared to $21.3 million for the quarter ended December 31, 2021.

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Research and development expenses were $47.0 million for the year ended December 31, 2022, compared to $30.2 million for the year ended December 31, 2021. The increase of $16.8 million was primarily related to an increase in preclinical studies and clinical trial-related activities for our IO102-IO103 product candidate, including the continued execution of our Phase 3 clinical trial, of $5.3 million, an increase in personnel costs of $7.7 million primarily related to an increase in headcount and related recruiting costs and an increase in costs for chemistry, manufacturing and control, activities of $2.9 million. Research and development expenses were $14.4 million for the three months ended December 31, 2022, compared to $16.4 million for the three months ended December 31, 2021. The decrease of $2.0 million was primarily related to a $2.7 million decrease in preclinical studies for our IO102-IO103 product candidate that was offset by an increase of $0.7 million in personnel-related costs.

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General and administrative expenses were $24.4 million for the year ended December 31, 2022, compared to $11.1 million for the year ended December 31, 2021. The increase of $13.4 million was primarily related to an increase in personnel costs of $4.3 million primarily related to an increase in headcount and related recruiting costs and an increase in consultants and other costs of $7.9 million, primarily related to $2.9 million in insurance premiums, $2.3 million in consulting expense and $0.8 million in travel costs. General and administrative expenses were $6.0 million for the three months ended December 31, 2022, compared to $5.0 million for the three months ended December 31, 2021. The increase of $1.0 million was primarily related to an increase in consulting fees and personnel costs.

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Cash and cash equivalents as of December 31, 2022, were $142.6 million, compared to $211.5 million at December 31, 2021. During the fourth quarter 2022, the Company used cash, cash equivalents and restricted cash of $12.9 million from operating, investing and financing activities that was offset by an increase of $4.3 million in cash due to the effects of foreign currency exchange rates.

•	Cash on hand is expected to support operations through the third quarter of 2024.

About IO102-IO103

IO102-IO103 is an investigational immune-modulating cancer vaccine designed to target the immunosuppressive mechanisms mediated by the key immunosuppressive proteins indoleamine 2,3-dioxygenase (IDO) and PD-L1.

About the IOB-013/KN-D18 Phase 3 Clinical Trial

IOB-013/KN-D18 (Clinical Trials.gov: NCT05155254) is an open label, randomized Phase 3 clinical trial being conducted in collaboration with Merck of IO102-IO103 in combination with pembrolizumab versus pembrolizumab alone in patients with previously untreated, unresectable or metastatic (advanced) melanoma. Target enrollment is 300 patients from centers spread across the United States, Europe, Australia, Israel and South Africa. Biomarker analyses will also be conducted. IO Biotech is sponsoring the Phase 3 trial and Merck is supplying pembrolizumab. IO Biotech maintains global commercial rights to IO102-IO103.

About IOB-022/KN-D38 Phase 2 Solid Tumor Basket Study

IOB-022/KN-D38 is a non-comparative, open label trial to investigate the safety and efficacy of IO102-IO103 in combination with pembrolizumab in each of the following first-line indications: non-small cell lung cancer (NSCLC), squamous cell carcinoma of the head and neck (SCCHN), and urothelial bladder cancer (UBC). The clinical trial is sponsored by IO Biotech and conducted in collaboration with Merck. IO Biotech maintains global commercial rights to IO102-IO103.

About IO Biotech

IO Biotech is a clinical-stage biopharmaceutical company developing novel, immune-modulating cancer vaccines based on its T-win® vaccine platform. The T-win platform is a novel approach to cancer vaccines designed to activate T cells to target the most important immunosuppressive cells in the tumor microenvironment. IO Biotech is advancing in clinical studies its lead cancer vaccine candidate, IO102-IO103, targeting IDO and PD-L1, and through preclinical development its other pipeline candidates. IO Biotech is headquartered in Copenhagen, Denmark and has US headquarters in New York, New York.

For further information, please visit www.iobiotech.com

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, including regarding the timing of the interim analysis of our Phase 3 trial, current or future clinical trials, their progress, enrollment or results, or the company’s financial position or cash runway, are based on IO Biotech’s current assumptions and expectations of future events and trends, which affect or may affect its business, strategy, operations or financial performance, and actual results and other events may differ materially from those expressed or implied in such statements due to numerous risks and uncertainties. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Except to the extent required by law, IO Biotech undertakes no obligation to update these statements, whether as a result of any new information, future developments or otherwise.

Company Contact:	Investor Contact:
Amy Sullivan, Chief Financial Officer	Corey Davis, Ph.D., LifeSci Advisors
IO Biotech, Inc.	212-915-2577
asu@iobiotech.com	cdavis@lifesciadvisors.com

IO BIOTECH, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Operating expenses
Research and development	$14,433	$16,440	$46,986	$30,152
General and administrative	5,955	4,955	24,438	11,082

Total operating expenses	20,388	21,395	71,424	41,234

Loss from operations	(20,388)	(21,395)	(71,424)	(41,234)

Other income (expense)
Currency exchange gain, net	521	10	130	319
Interest income	782	4	1,411	—
Interest expense	—	(155)	(302)	(361)
Fair value adjustments on preference shares tranche obligations	—	295	—	(26,535)

Total other income (expense), net	1,303	154	1,239	(26,577)

Loss before income tax expense	(19,085)	(21,241)	(70,185)	(67,811)
Income tax expense	987	69	1,273	68

Net loss	(20,072)	(21,310)	(71,458)	(67,879)
Cumulative dividends on class B and C preference shares	—	(1,102)	—	(7,108)

Net loss attributable to common shareholders	(20,072)	(22,412)	(71,458)	(74,987)

Net loss per common share, basic and diluted	$(0.70)	$(1.34)	$(2.48)	$(17.30)

Weighted-average number of shares used in computing net loss per common share, basic and diluted	28,815,267	16,675,317	28,815,267	4,335,629

Other comprehensive loss
Net loss	(20,072)	(21,310)	(71,458)	(67,879)
Foreign currency translation	3,775	(2,192)	(8,652)	(3,450)

Total comprehensive loss	(16,297)	(23,502)	(80,110)	(71,329)

IO BIOTECH, INC.

Consolidated Balance Sheets

(Unaudited, in thousands, except share and per share amounts)

	December 31,
	2022	2021
Assets
Current assets
Cash and cash equivalents	$142,590	$211,531
Prepaid expenses and other current assets	5,629	10,207

Total current assets	148,219	221,738

Restricted cash	268	268
Property and equipment, net	741	155
Right of use lease asset	2,493	—
Other non-current assets	84	127

Total non-current assets	3,586	550

Total assets	$151,805	$222,288

Liabilities, convertible preference shares and stockholders’ equity
Current liabilities
Accounts payable	$4,004	$3,928
Lease liability – current	515	—
Accrued expenses and other current liabilities	6,157	6,377

Total current liabilities	10,676	10,305

Lease liability – noncurrent	2,275	—
Other long-term liabilities	—	59

Total non-current liabilities	2,275	59

Total liabilities	12,951	10,364

Commitments and contingencies
Convertible preference shares	—	—
Stockholders’ equity
Preferred stock, par value of $0.001 per share; 5,000,000 shares authorized, no shares issued and outstanding as of December 31, 2022 and 2021	—	—
Common stock, par value of $0.001 per share; 300,000,000 shares authorized, 28,815,267 shares issued and outstanding as of December 31, 2022 and December 31, 2021, respectively	29	29
Additional paid-in capital	326,705	319,665
Accumulated deficit	(177,739)	(106,281)
Accumulated other comprehensive loss	(10,141)	(1,489)

Total stockholders’ equity	138,854	211,924

Total liabilities, convertible preference shares and stockholders’ equity	$151,805	$222,288